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EACXM

ACXIOM NAMES FORMER MICROSOFT EXECUTIVE
SCOTT HOWE AS NEW CEO AND PRESIDENT

Renowned for expertise in digital media, thought leadership, profit growth

LITTLE ROCK, Ark., July 27, 2011— Acxiom® Corporation (Nasdaq: ACXM), the recognized leader in marketing services and technology, today announced that its Board of Directors has named marketing and advertising veteran Scott E. Howe as the company’s chief executive officer and president.

Howe, 43, is a former corporate vice president of Microsoft Advertising Business Groups. In this role, he managed a multi-billion dollar business encompassing all emerging businesses related to online advertising, including search, display, ad networks, in-game, mobile, digital cable and a variety of enterprise software applications. Prior to Microsoft, he served in multiple executive positions within interactive company aQuantive, which was acquired by Microsoft in 2007.

Michael J. Durham, Acxiom’s non-executive chairman, said the Board unanimously selected Howe because of his experience in blue-chip professional services and global online advertising, as well as his proven track record in profit growth, client service and corporate leadership.

“Scott has repeatedly demonstrated a creative and innovative capacity for the development, launch and delivery of new products and services, creating significant business results,” Durham said. “He has extensive digital marketing and technology experience, and is a passionate executive with infectious energy and leadership abilities. Scott is a valuable addition to Acxiom with a vision for success for the company, its clients and associates.”

Durham said the Board completed a thorough evaluation of a wide range of candidates, assisted by Heidrick & Struggles, an executive search firm. “Scott impressed us with his determination to lead Acxiom to even greater levels of accomplishment and growth.”

“I have been given a tremendous opportunity,” Howe said. “Acxiom has superior talent, incredible technology and a world-renowned client roster – a strong foundation for success as the lines between traditional and digital marketing disappear. Marketing has become extremely complex.  It’s changed more in the past 10 years than in the previous 100. Clients are looking to us to cut through the clutter and simplify, and it’s our job to be their strategic advisor. It is a challenge I look forward to embracing.”

Previously, Howe was a corporate officer at aQuantive where he managed three lines of business, including Avenue A|Razorfish (one of the world’s largest digital agencies), DRIVE Performance Media (now Microsoft Media Network) and Atlas International (one of the top two applications for enterprise software for advertising). Earlier in his career, he was with The Boston Consulting Group and Kidder, Peabody & Company, Inc.

Howe is a magna cum laude graduate of Princeton University with a degree in economics, and earned an MBA from Harvard University. He has been a board member for the Internet Advertising Bureau (IAB) and serves on the Board of Directors of Turn, Inc., a digital advertising company.

About Acxiom

Acxiom is a recognized leader in marketing services and technology that enable marketers to successfully manage audiences, personalize consumer experiences and create profitable customer relationships. Our superior industry-focused, consultative approach combines consumer data and analytics, databases, data integration and consulting solutions for personalized, multichannel marketing strategies. Acxiom leverages over 40 years of experience in data management to deliver high-performance, highly secure, reliable information management services. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, USA, and serves clients around the world from locations in the United States, Europe, Asia-Pacific and South America. For more information about Acxiom, visit Acxiom.com.

Acxiom is a registered trademark of Acxiom Corporation.